Exhibit 10.12
Personal and Confidential

October 1, 2020
[Executive Name]
[Address]

Re:    Retention and Sale Payment

Dear [●]:

On behalf of HighPoint Resources Corporation (the “Company”), I am pleased to offer you the opportunity to earn a retention and sale payment if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which shall be effective as of the date you execute and return a copy of this Agreement to the Company as described on the signature page below (such date, which must occur prior to October 8, 2020, the “Effective Date”).

1.Retention and Sale Payment. Subject to the terms and conditions set forth herein, you will receive a cash lump sum payment in the amount of $[●]1 (the “Retention and Sale Payment”) as soon as administratively practicable following the Effective Date. As a condition to receiving the Retention and Sale Payment you hereby (i) waive any and all rights you have to an annual cash bonus in respect of the 2020 calendar year or the first quarter of the 2021 calendar year pursuant to the Company’s annual bonus plan or otherwise, (ii) waive any rights you may have pursuant to the Company’s Executive Severance Guidelines and Executive Retirement, Death and Disability Guidelines (collectively, the “Severance Policy”), whether arising as of the Effective Date or as of any date in the future, (iii) acknowledge the termination of all performance cash units previously granted to you pursuant to the HighPoint Resources Corporation 2012 Equity Incentive Plan (the “Plan”) and (iv) acknowledge and agree that the Change in Control Severance Protection Agreement, dated as of [March 20]2, 2018, between you and the Company (the “CIC Agreement”) will be terminated as of the Effective Date, and you acknowledge that the foregoing items do not (a) constitute “Good Reason” pursuant to any equity-based award previously made by the Company or any other compensation plan, program or arrangement maintained by the Company or its affiliates or (b) otherwise violate any compensation plan, program or arrangement maintained by the Company and its affiliates.

2.Vesting Conditions. Your Retention and Sale Payment will be subject to repayment in accordance with the provisions of this Section 2.

1NTD: Total amount equal to the value of the non-CIC severance, 60% of 2020 target annual bonus and the target annual bonus in respect of the first quarter of 2021.

2NTD: July 19, 2018 for Paul W. Geiger, III.

555 17th Street, Suite 3700, Denver, CO 80202	T: 303.293.9100	F: 303.291.0420	HPRES.COM

a.Retention Component. A portion of your Retention and Sale Payment equal to $[●]3 will vest and be earned solely on the basis of your continued employment with the Company through the Completion Date (the “Retention Component”). You agree that in the event your employment with the Company terminates for any reason other than a Qualifying Termination before the Completion Date (as defined below), you will be required to repay to the Company, within twenty (20) days following the date of such termination, 100% of the After-Tax Value of the Retention Component.

b.Sale Component. A portion of your Retention and Sale Payment equal to $[●]4 will vest and be earned upon the consummation of a sale transaction that occurs prior to June 30, 2021 and constitutes a Change in Control (the “Sale Component”), subject to your continued employment with the Company through the date of the consummation of such sale transaction. You agree that in the event (i) your employment with the Company terminates for any reason other than a Qualifying Termination before the date of the consummation of such sale transaction or (ii) the consummation of such sale transaction does not occur prior to June 30, 2021, you will be required to repay to the Company, within twenty (20) days following the date of such termination or June 30, 2021, as applicable, 100% of the After-Tax Value of the Sale Component.

3.Restricted Stock Awards. In the event that you incur a Qualifying Termination, all then outstanding restricted stock awards granted to you pursuant to the Plan [that would have otherwise vested within twelve (12) months of the date of your Qualifying Termination]5 will immediately vest.

4.Definitions. For purposes of this Agreement:

“After-Tax Value” means, with respect to the applicable portion of the Retention and Sale Payment to be repaid, the aggregate amount to be repaid net of any taxes withheld or paid in respect thereof and determined taking into account any tax benefit that may be available in respect of such repayment. The Company shall determine in good faith the After-Tax Value, which determination shall be final, conclusive and binding for all purposes hereunder.

“Cause” has the meaning set forth in the CIC Agreement.

“Change in Control” has the meaning set forth in the CIC Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

3NTD: This amount to equal the entire Retention and Sale Payment amount less 50% of the amount payable in respect of the 2020 annual bonus.

4NTD: This amount to equal 50% of the amount payable in respect of the 2020 annual bonus.

5NTD: Bracketed language to be included for all but Kenneth Wonstolen.

555 17th Street, Suite 3700, Denver, CO 80202	T: 303.293.9100	F: 303.291.0420	HPRES.COM

“Completion Date” means the earlier of (i) the occurrence of a Change in Control or (ii) June 30, 2021.

“Disability” has the same meaning as “disabled” as set forth in the CIC Agreement.

“Good Reason” has the meaning set forth in the CIC Agreement.

“Qualifying Termination” means the termination of your employment before the Completion Date (i) by the Company for a reason other than Cause, (ii) by you for Good Reason, or (iii) due to your death or Disability if, and only if, in the case of any termination pursuant to clauses (i), (ii) and (iii), other than in the case of your death, you execute a release of employment related claims in a form to be provided by the Company (the “Release”) within the time period provided by the Company to do so, and you do not revoke such Release within any time period provided by the Company to do so.

5.Severance Coordination. You acknowledge and agree that you will not be entitled to any severance payments or benefits from the Company or its affiliates upon the termination of your employment following the Effective Date, whether under the Severance Policy, the CIC Agreement or otherwise.

6.Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

7.No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or to interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.

8.Other Benefits. The Retention and Sale Payment is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

9.Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.

10.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention and Sale Payment and

555 17th Street, Suite 3700, Denver, CO 80202	T: 303.293.9100	F: 303.291.0420	HPRES.COM

supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention and Sale Payment, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

12.Section 409A Compliance. The intent of the parties is that the Retention and Sale Payment be exempt from the requirements of Section 409A of the Code, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

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555 17th Street, Suite 3700, Denver, CO 80202	T: 303.293.9100	F: 303.291.0420	HPRES.COM

This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention and Sale Payment, please sign, date, and return a copy of this Agreement to Audrey Schafer. You should make a copy of the executed Agreement for your records.

Very truly yours,

HIGHPOINT RESOURCES CORPORATION

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

[Executive Name]

Date:

Signature Page to Agreement

555 17th Street, Suite 3700, Denver, CO 80202	T: 303.293.9100	F: 303.291.0420	HPRES.COM